SPRINTER FOOTBALL CLUB, INC.

2015 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of             , 2015 (the “Date of Grant”), is made by and between Sprinter Football Club, Inc., a Nevada corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Sprinter Football Club, Inc. 2015 Stock Plan, as amended (the “Plan”), pursuant to which the Company may grant Restricted Stock Units;

WHEREAS, the Company desires to grant to the Grantee the number of Restricted Stock Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Unit Award

(a) Grant of Restricted Stock Units. The Company hereby grants to the Grantee                      Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation of Plan; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Stock Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Limitations on Rights Associated with Units. The Restricted Stock Units are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units.

(b) Restrictions. The Restricted Stock Units and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Unit Period (as defined below). Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

(c) Timing and Manner of Payment of Restricted Stock Units.

[Award paid in cash: As soon as practicable after (and in no case more than forty-five days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid in a lump sum cash payment equal in the aggregate to the Fair Market Value of a Share on the Payment Date multiplied by the number of such Restricted Stock Units that become non-forfeitable upon that Payment Date. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid.]

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[Award paid in Stock: As soon as practicable after (and in no case more than forty-five days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.]

[Award paid in Cash or Stock at Company’s Option: As soon as practicable after (and in no case more than forty-five days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid, at the Company’s option, (i) in a lump sum cash payment equal in the aggregate to the Fair Market Value of a Share on the Payment Date multiplied by the number of such Restricted Stock Units that become non-forfeitable upon that Payment Date or (ii) by the Company delivering to the Grantee a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). If the Restricted Stock Units are paid in Shares, the Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.]

(d) Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i) In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Stock Units as to which the Award would not otherwise be non-forfeitable.

(e) Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to the taxes that the Company determines it or the Employer is required to withhold under applicable tax laws with respect to the Restricted Stock Units (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method or in the event that the Restricted Stock Units are paid in cash (as opposed to Shares), the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by reducing the amount of any cash otherwise payable to the Grantee with respect to the Restricted Stock Units; (iii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iv) by allowing the Grantee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld;. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

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Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b) Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(c) Imposition of Other Requirements. If the Grantee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h) Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Nevada.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of this Award through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

SPRINTER FOOTBALL CLUB, INC.

By: _______________________

Its: _______________________

[Insert Name]

Signature: _____________________

Printed Name: __________________

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